Exhibit 21.01

Subsidiaries of SAN Holdings, Inc.

Name of Subsidiary	Jurisdiction of Incorporation	Names Under Which Business is Conducted
SANZ, Inc.	Colorado	Storage Area Networks,
SANZ
Solunet Storage, Inc.	Delaware	StorNet Solutions
Solunet Storage
SANZ Federal